Exhibit 99.l

(INSITUFORM-TECH) (INSU) Insituform Technologies, Inc. Reports Fourth Quarter and Year-End 2006 Results

Chesterfield, MO - February 22, 2007 - Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported fourth quarter and 2006 year-end results.

For the quarter ended December 31, 2006, net income increased by 144.7% to $10.4 million, or $0.38 per diluted share, from $4.3 million, or $0.16 per diluted share in the fourth quarter of 2005. For the year ended December 31, 2006, net income was $24.7 million, or $0.90 per diluted share, compared to $13.2 million, or $0.49 per diluted share for the year ended December 31, 2005, representing a 87.5% increase.

Thomas S. Rooney Jr., President and Chief Executive Officer, commented, “The fourth quarter results represent one of the strongest earnings quarters we have seen in some time. Obviously, we benefited from some one-time gain recognition, related to sales of equipment and real estate, but we also experienced healthy improvements in profitability from our core rehabilitation and tunneling segments, and our TiteLiner® segment continued its strong year-to-date performance during the quarter. While our consolidated backlog did not increase during the quarter, our core rehabilitation business experienced double-digit revenue growth. We continued to make steady improvements in productivity and progress with technological advancements as we closed out the year. Overall, we are very pleased with the progress made in the fourth quarter and the financial results for the year.”

Consolidated revenues in the fourth quarter of 2006 were $154.9 million, which was $8.9 million higher than the $146.0 million in revenues recorded in the fourth quarter of 2005. Lower revenues in our Tite Liner® and tunneling segments were offset by a 15.9% increase in revenues in our rehabilitation segment.

Consolidated gross profit in the fourth quarter of 2006 was $33.6 million, with a gross profit margin of 21.7%, compared to $29.7 million, with a gross profit margin of 20.3%, in the fourth quarter of 2005. The gross profit margin percentages were lower in the fourth quarter of 2006 compared to 2005 in the rehabilitation segment, due primarily to a higher mix of smaller diameter work, coupled with lower pricing. One of our principal strategic initiatives over the last few years has been cost reductions through increased productivity and technological advancements. As a result of these cost reduction efforts, we have been more competitive in the marketplace, even while lowering pricing. Total feet of CIPP tube installed in the U.S. increased more than 20% in 2006 compared to 2005, while revenue only increased 8.1% in the rehabilitation segment in the same period. Gross profit margins increased in the tunneling and Tite Liner® segments in the fourth quarter of 2006 compared to the same period last year.

Consolidated operating expenses were slightly lower in the fourth quarter of 2006 compared to the fourth quarter of 2005, principally due to lower field operating costs. Corporate operating expenses were higher, due primarily to equity compensation expense, along with higher legal and professional fees. Equity compensation costs include expense recorded for stock option awards, which we were required to begin expensing effective January 1, 2006 due to a new accounting pronouncement. Expense recorded for stock options was $0.4 million in the fourth quarter of 2006. Legal expenses increased due to continued efforts to pursue contract claims and to further protect our intellectual property rights and shareholder rights in our joint ventures. Other professional fees also increased, resulting primarily from costs associated with legal and tax restructuring efforts in foreign countries to optimize our tax structure on a global basis.

Non-operating items also benefited the fourth quarter of 2006, including other income of $4.3 million, which primarily consisted of gains on sales of real estate and tunneling equipment, compared to other expense of $0.3 million in the fourth quarter of 2005. Interest income increased to $1.3 million in the fourth quarter of 2006, from $0.7 million in the fourth quarter of 2005 due to improved treasury practices, higher interest rates and higher cash balances. Equity earnings increased by $0.4 million in the fourth quarter of 2006 from the fourth quarter of 2005, as a result of improved performance in our 50% joint venture in Germany, which was partially offset by the results of a joint venture recently started in Hong Kong.

For the year ended December 31, 2006, consolidated revenues increased by $1.4 million, representing less than a 1% improvement compared to 2005. This was primarily due to a $42.4 million, or 38.0%, decline in revenues from our tunneling operation, offset by revenue increases in our rehabilitation and Tite Liner® segments. Rehabilitation, in particular, generated higher revenue due primarily to stronger performance in the second half of 2006 compared to the second half of 2005. Revenue in the rehabilitation segment, however, was negatively impacted by an increase in the mix of smaller diameter installations, coupled with lower pricing described earlier.

Consolidated gross profit was also higher in 2006, at nearly $128 million, compared to $116.8 million in 2005 due primarily to improved performance in the tunneling segment and, to a lesser extent, increased Tite Liner® margins. While rehabilitation gross profit margins decreased year over year, the prior year was favorably impacted by the recognition of a claim of $3.4 million related to an insurance matter discussed later. Our consolidated gross profit margin also improved to 21.4% in 2006, compared to 19.6% in 2005.

Consolidated operating expenses were 3.6% higher in 2006, at $96.5 million, compared to $93.1 million in 2005, due primarily to higher corporate expenses, including equity compensation expense and legal expenses, partially offset by lower business unit operating expenses. Consolidated operating income was $31.5 million in 2006 compared to $23.7 million in 2005.

Revenues in the rehabilitation segment increased to $126.1 million in the fourth quarter of 2006, which was $17.3 million, or 15.9%, higher than the revenue generated in the fourth quarter of 2005. Gross profit also increased to $30.2 million in the quarter, compared to $28.4 million in the fourth quarter of 2005. However, gross profit margin was lower in the fourth quarter of 2006, at 23.9%, compared to 26.1% in the fourth quarter of 2005, due to the impact of increased smaller diameter installations and lower pricing, as previously discussed.

Fourth quarter 2006 operating expenses in the rehabilitation segment increased by $1.0 million, but decreased as a percentage of revenue, to 16.2%, compared to 17.9% in the fourth quarter of 2005. Consequently, rehabilitation operating income increased to $9.8 million in the fourth quarter of 2006, compared to $9.0 million in the fourth quarter of last year. Rehabilitation operating margin, which is operating income as a percentage of revenue, declined slightly, to 7.8% in the fourth quarter of 2006 compared to 8.3% in the fourth quarter of 2005.

However, backlog in the rehabilitation segment decreased by 5.4% at year-end 2006 compared to year-end 2005. The first half of 2006 was affected by a significant market softening in the United States, which occurred late in 2005 and lasted into the first quarter of 2006. During this slow period, there was heightened competition for fewer projects, resulting in low-margin pricing, and, consequently, a decrease in our workable backlog during the first half of 2006. The slow period was followed by modest growth in the second quarter of 2006, and even stronger growth in the second half of 2006. As a result, backlog grew in the second half of 2006 after declining during the first half of the year. During the second half of 2006, revenue was substantially higher than the same period in 2005 due to the improvement in the market.

For the year ended December 31, 2006, rehabilitation gross profit increased by $4.0 million, or 3.7%, to $113.6 million compared to $109.6 million in 2005, due primarily to higher revenues and increased crew efficiencies, partially offset by higher material costs and lower pricing. However, gross profit margins decreased by one percentage-point, to 23.6%, in 2006 compared to 24.6% in 2005. One of the primary factors in the percentage-point decline in gross profit margin is the effect of an insurance claim recognized in 2005, which provided a $3.4 million benefit to gross profit. In 2006, an additional $0.5 million related to the same claim was recorded. Excluding the effect of the insurance claim recognition, gross profit margin would have been 23.5% in 2006 compared to 23.8% in 2005. Crew productivity improved during 2006, which enabled us to generate higher revenue on essentially flat labor costs. This enabled us to be more competitive in the marketplace, particularly in the second half when the market strengthened, while pricing was driven lower.

Operating expenses in the rehabilitation segment were $6.6 million, or 8.8%, higher in 2006 compared to 2005 due to higher allocated corporate expenses, including equity compensation and legal expenses. These increases were partially offset by lower field expenses, primarily due to the reorganization undertaken earlier in 2006. Operating expenses, as a percentage of revenue, remained essentially unchanged at 17.0% in 2006 compared to 16.9% in 2005.

Tunneling revenues declined by $7.1 million, or 26.8%, to $19.5 million in the fourth quarter of 2006, compared to $26.6 million in the fourth quarter of 2005. However, gross profit increased to $0.3 million in the fourth quarter of 2006, compared to a gross loss of $1.7 million in the fourth quarter of 2005. Revenue in the tunneling business was below year-ago levels all year long due to our continued efforts to bring problematic jobs to a close. All problematic projects were substantially completed during 2006. Tunneling projects currently underway are earning profitable margins, but the tunneling segment continues to be hampered by excess equipment, resulting in underutilized equipment costs. In addition, tunneling’s gross profit in the fourth quarter of 2006 included a benefit of $0.6 million for claims recognized during the quarter. Tunneling’s gross loss in the fourth quarter of 2005 was adversely impacted by margin reductions of $2.6 million on two significant jobs, offset partially by claims recognized of $1.9 million.

Fourth quarter 2006 operating expenses in the tunneling business decreased $1.2 million, or 43.6%, to $1.6 million compared to $2.8 million in the fourth quarter of 2005. Administrative staffing and other overhead has been reduced to more appropriately fit tunneling’s lower operating base.

Tunneling revenues declined by 38.0%, or $42.4 million, for the year ended December 31, 2006 compared to 2005, due to fewer active projects and lower backlog during much of the year. Management’s focus on completing existing projects in late 2005 and early 2006, along with the implementation of a more selective bidding strategy, caused backlog in the tunneling business to decline sharply, beginning in 2005 and into the second quarter of 2006. Backlog grew during the second half of 2006 and totaled $75.7 million at December 31, 2006.

Tunneling’s gross loss narrowed to $1.0 million for the full year of 2006 compared to $4.2 million in 2005. As a result of the completion of several problematic low-margin or loss jobs, and the slow addition of new work, considerable idle tunneling equipment remains, resulting in significant underutilized equipment costs in 2006. Underutilized equipment costs, primarily depreciation and operating lease expenses, were $9.2 million in 2006 compared to $4.8 million in 2005. Partially offsetting underutilized equipment costs were $1.3 million recorded on contract claims in 2006, compared to $4.6 million in 2005. Tunneling’s gross loss in the prior year was materially affected by the continuation of large projects that experienced margin deterioration.

Tunneling operating expenses decreased significantly during 2006, as administrative staffing and other overhead expenses were reduced to adjust to a lower operating base. Partially offsetting lower administrative and overhead expenses were higher corporate costs allocated to tunneling for increased management efforts to run the business. Primarily resulting from lower revenue, operating expenses as a percentage of revenue were 12.0% in 2006 compared to 11.4% in 2005.

Tite Liner® revenues were $9.3 million in the fourth quarter of 2006, a $1.2 million, or 11.8%, decrease from the fourth quarter of 2005. However, gross profit remained essentially unchanged at $3.1 million in the fourth quarter of 2006, compared to $3.0 million in the fourth quarter of 2005. Consequently, gross profit margin was higher in the fourth quarter of 2006, at 33.5%, compared to 28.3% in the fourth quarter of 2005. Revenues and gross profit were strong in North American operations, while revenues were lower from our South American operations in the fourth quarter of 2006 compared to the fourth quarter of 2005.

Operating expenses increased by $0.2 million in the fourth quarter of 2006 compared to the prior-year quarter due to additional overhead necessary to support Tite Liner®’s growing business. Operating income was essentially unchanged in the fourth quarter of 2006, at $1.7 million in the quarters ended December 31, 2006 and 2005.

Tite Liner® revenues were $7.7 million, or 19.9%, higher for the full year of 2006 compared to 2005 due to strong performance across all units of our Tite Liner® business. Revenues from our North American operations increased by $6.0 million in 2006 compared to 2005, and revenues from our South American operations increased by $1.7 million over the same period.

Gross profit in the Tite Liner® business was $3.9 million, or 34.4%, higher in 2006 compared to 2005. In addition to higher revenues in 2006, Tite Liner’s® gross profit margin was also 3.6 percentage-points higher, at 33.3% in 2006 compared to 29.7% in 2005, due to improved operational efficiencies and favorable pricing trends. North American operations achieved a 36.3% gross profit margin in 2006 compared to 35.1% in 2005, and our South American operations achieved a 25.8% gross profit margin in 2006, compared to 17.1% in 2005.

Tite Liner® operating expenses were $1.2 million, or 23.2%, higher in 2006 compared to 2005, due primarily to additional staffing and corporate expenses necessary to support growth in the Tite Liner® business. As a percentage of revenue, operating expenses were 13.6% in 2006 compared to 13.2% in 2005.

Unrestricted cash increased to $96.4 million at December 31, 2006, compared to $77.1 million at December 31, 2005. Operating cash flow was $39.7 million during 2006, compared to $23.6 million in 2005, due principally to higher net income and higher non-cash expenses, most notably, equity compensation expense of $4.3 million, and improved working capital management. Investing activities used $7.1 million in 2006, compared to $26.3 million in 2005. Capital expenditures were lower in 2006, at $20.6 million, compared to $27.1 million in 2005. Capital expenditures in 2006 were primarily for equipment used in our steam-inversion process and replacement of older equipment, primarily in the United States. During 2006, capital expenditures were partially offset by $12.1 million of proceeds from asset and property disposals. Only $1.3 million was received from similar disposals in 2005. Financing activities used $12.4 million in 2006 compared to $12.3 million in 2005, and composed primarily of senior note debt amortization payments of $15.7 million in both years.

Total contract backlog was $290.2 million at December 31, 2006, compared to $299.8 million at December 31, 2005, representing a decrease of $9.6 million. However, total contract backlog increased by $17.7 million, or 6.5%, from June 30, 2006 to December 31, 2006.

Rehabilitation backlog decreased by 5.4% to $201.7 million at December 31, 2006, compared to $213.3 million at December 31, 2005. Due to market difficulties described previously, backlog in the rehabilitation segment decreased through the first six months of 2006, reaching a low of $186.8 million at June 30, 2006. The market began to strengthen in the second quarter of 2006 and continued through the rest of the year; consequently, backlog increased by 8.0% in the second half of 2006.

Tunneling backlog increased by 14.2%, to $75.7 million at December 31, 2006 compared to $66.3 million at December 31, 2005 as several problem projects were completed, and management was able to renew its focus on winning profitable work.

Tite Liner® backlog decreased by 36.6%, to $12.8 million at December 31, 2006, compared to $20.2 million at December 31, 2005, due to stronger revenues during 2006, and timing of released projects. Bidding opportunities continue to be robust throughout the world for Tite Liner®.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

This news release contains various forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc. and on management’s beliefs and assumptions. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties and include among others, our belief with respect to estimated and anticipated costs to complete ongoing projects, our belief that our documentation will substantiate contract claim conditions, our expectation with respect to the completion dates of ongoing projects and the amount of backlog we will perform, our belief of the amounts we may recover for pending claims, our intention to obtain work that is comparable with our tunneling operation’s core competency, our belief with respect to anticipated levels of operating expenses, our belief that we have adequate resources and liquidity to fund future cash requirements and debt repayments, our expectation with respect to the anticipated growth of our businesses and our belief with respect to the strength of our trademark and our degree of market penetration. Our actual results may vary materially from those anticipated, estimated or projected due to a number of factors, such as the competitive environment for our products and services, the availability and pricing of raw materials used in our operations, increased competition upon expiration of our patents or the inadequacy of one or more of our patents to protect our operations, the geographical distribution and mix of our work, our ability to attract business at acceptable margins, the strength of our marketing and sales skills, foreseeable and unforeseeable issues in projects that make it difficult or impossible to meet projected margins, the timely award or cancellation of projects, our ability to maintain adequate insurance coverage for our business activities, political circumstances impeding the progress of work, our ability to remain in compliance with the financial covenants included in our financing documents, the regulatory environment, weather conditions, the outcome of our pending litigation, our ability to enter new markets and other factors set forth in reports and other documents filed by us with the Securities and Exchange Commission from time to time. We do not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

CONTACT:      Insituform Technologies, Inc.
        David A. Martin, Vice President and Controller
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2006	2005	2006	2005
Revenues	$154,874	$145,951	$596,715	$595,282
Cost of revenues	121,286	116,282	468,761	478,441
Gross profit	33,588	29,669	127,954	116,841
Operating expenses	23,439	23,510	96,495	93,098
Operating income	10,149	6,159	31,459	23,743
Other (expense) income:
Interest expense	(1,692)	(2,004)	(6,834)	(8,465)
Interest income	1,347	719	3,889	2,081
Other	4,311	(287)	6,256	(698)
Total other income (expense)	3,966	(1,572)	3,311	(7,082)
Income before taxes on income	14,115	4,587	34,770	16,661
Taxes on income	4,255	566	11,057	4,188
Income before minority interests and equity in earnings	9,860	4,021	23,713	12,473
Minority interests	(74)	(38)	(316)	(166)
Equity in earnings of affiliated companies	649	282	1,281	853
Net income	10,435	4,265	24,678	13,160

Earnings per share of common stock and common stock equivalents:
Basic	$0.39	$0.16	$0.91	$0.49
Diluted	0.38	0.16	0.90	0.49

Weighted average number of Shares:
Basic	27,102	26,838	27,044	26,783
Diluted	27,538	27,034	27,504	26,952

	For the Three Months Ended December 31,		For the Years Ended December 31,
SEGMENT DATA	2006	2005	2006	2005
Revenues
Rehabilitation	$126,075	$108,793	$481,220	$445,072
Tunneling	19,452	26,564	69,296	111,687
Tite Liner(R)	9,347	10,594	46,199	38,523
Total revenues	$154,874	$145,951	$596,715	$595,282

Gross profit (loss)
Rehabilitation	$30,188	$28,413	$113,623	$109,585
Tunneling	270	(1,746)	(1,048)	(4,184)
Tite Liner(R)	3,130	3,002	15,379	11,440
Total gross profit	$33,588	$29,669	$127,954	$116,841

Operating income (loss)
Rehabilitation	$9,789	$8,990	$31,749	$34,310
Tunneling	(1,300)	(4,532)	(9,386)	(16,907)
Tite Liner(R)	1,660	1,701	9,096	6,340
Total operating income	$10,149	$6,159	$31,459	$23,743

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
       (In thousands)

ASSETS	December 31,
CURRENT ASSETS	2006	2005
Cash and cash equivalents	$96,393	$77,069
Restricted cash	934	5,588
Receivables, net	90,678	85,896
Retainage	37,193	33,138
Costs and estimated earnings in excess of billings	41,512	32,503
Inventories	17,665	15,536
Prepaid expenses and other assets	25,989	24,294
TOTAL CURRENT ASSETS	310,364	274,024
PROPERTY, PLANT AND EQUIPMENT, less accumulated depreciation	90,453	95,657
OTHER ASSETS
Goodwill	131,540	131,544
Other assets	17,712	17,103
TOTAL OTHER ASSETS	149,252	148,647

TOTAL ASSETS	$550,069	$518,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt and line of credit	$16,814	$18,264
Accounts payable and accrued expenses	107,320	94,560
Billings in excess of costs and estimated earnings	12,371	14,017
TOTAL CURRENT LIABILITIES	136,505	126,841
LONG-TERM DEBT, less current maturities	65,046	80,768
OTHER LIABILITIES	7,726	5,497
TOTAL LIABILITIES	209,277	213,106
MINORITY INTERESTS	2,181	1,726
TOTAL STOCKHOLDERS’ EQUITY	338,611	303,496

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$550,069	$518,328

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Years Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$24,678	$13,160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,258	19,744
Amortization	1,295	1,495
(Gain)loss on sale of assets/investment	(6,195)	1,813
Equity-based compensation expense	4,254	837
Change in restricted cash related to operating activities	4,653	(3,883)
Other	(1,577)	(556)
Deferred income taxes	2,175	2,352
Tax benefits relating to stock option exercises	(772)	-
Changes in operating assets and liabilities	(9,027)	(11,404)
Net cash provided by operating activities	39,742	23,558
Cash flows from investing activities:
Capital expenditures	(20,635)	(27,081)
Proceeds from sale of fixed assets	12,079	1,296
Liquidation of life insurance cash surrender value	1,423	-
Other investing activities	-	(557)
Net cash used in investing activities	(7,133)	(26,342)
Cash flows from financing activities:
Proceeds from issuance of common stock	4,122	1,243
Additional tax benefit from stock option exercises recorded in additional paid-in capital	772	-
Proceeds from notes payable	2,662	6,179
Principal payments on notes payable	(4,101)	(3,650)
Principal payments on long-term debt, and lines of credit, net	(15,735)	(15,779)
Changes in restricted cash related to financing activities	-	-
Deferred financing costs paid	(106)	(260)
Net cash used in financing activities	(12,386)	(12,267)
Effect of exchange rate changes on cash	(899)	(1,126)
Net (decrease) increase in cash and cash equivalents for the year	19,324	(16,177)
Cash and cash equivalents, beginning of year	77,069	93,246
Cash and cash equivalents, end of year	$96,393	$77,069